EXHIBIT 99.1

                                VACU-DRY COMPANY

                             1996 STOCK OPTION PLAN
                 (Amended and Restated as of February 11, 1999)

     (a) Purpose and Scope. The purposes of this Plan are to induce persons of outstanding ability and potential to join and remain with Vacu-dry Company (the "Company"), to provide an incentive for such employees as well as for non-employee consultants to expand and improve the profits and prosperity of the Company by enabling such persons to acquire proprietary interests in the Company, and to attract and retain key personnel through the grant of Options to purchase shares of the Company's common stock. Unless otherwise stated herein, the term "Option" includes both Incentive Stock Options and Non-qualified Stock Options.

     (b) Definitions. Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan unless the context otherwise requires, and for the purposes of such definitions, the singular shall include the plural and the plural shall include the singular:

          i) "Affiliate" shall mean any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f) respectively of the Internal Revenue Code of 1986, as amended.

          ii) "Board" shall mean the Board of Directors of the Company.

          iii) "Committee" shall have the meaning set forth in Section 3 hereof.

          iv) "Company" shall mean Vacu-dry Company, a California corporation.

          v) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          vi) "Fair Market Value" for a share of Stock means the price that the Board or the Committee acting in good faith determines, through any reasonable valuation method (including but not limited to reference to prices existing in any established market in which the Stock is traded), to be the price at which a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

          vii) "Option" shall mean a right to purchase Stock granted pursuant to the Plan.

          viii) "Option Price" shall mean the purchase price for Stock under an Option, as determined in Sections 7 - "Incentive Stock Options" - and 8 - "Non-Incentive Stock Options" - below.

          ix) "Participant" shall mean an employee or non-employee consultant to the Company to whom an Option is granted under the Plan.

          x) "Plan" shall mean this Vacu-dry Company 1996 Stock Option Plan.

          xi) "Stock" shall mean the no par value common stock of the Company.

          xii) "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) Administration. The Plan shall be administered (i) with respect to individuals who receive options under the Plan and who are or become subject to the reporting requirements and short-swing liability provision of Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act") ("Reporting
Persons") by a committee consisting of at least two members of the Board of Directors of the Company (the "Board"), each of whom is a non-employee director (as such term is defined under Rule 16b-3 of the 1934 Act) (the "Reporting Persons Committee") and (ii) with respect to all individuals who receive Options under the Plan and who are not Reporting Persons, by a committee which consists of at least two members of the Board ("Stock Option Committee"). For purposes of this Plan, references to the "Committee" shall mean the Reporting Persons Committee, the Stock Option Committee, or both, as the context may require. The Committee shall have full authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to grant Options, to determine the Option Price and term of each Option, the persons to whom, and the time or times at which, Options shall be granted and the number of shares of Stock to be covered by each Option; to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the option agreements (which need not be identical) entered into in connection with the grant of Options under the Plan; to unilaterally modify outstanding Options in any respect that is not adverse to the Participants, including the right to accelerate the exercisability of Options, and to waive minor conditions and requirements; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board may delegate to one or more of their members, or to one or more agents, such administrative duties as it may deem advisable, and the Board or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Board or such person may have under the Plan. The Board may employ attorneys, consultants, accountants, or other persons, and the Board shall be entitled to rely upon the advice, opinions, or valuations of such persons. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon all Participants, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan; and all members of the Board shall be fully protected by the Company in respect of any such action, determination, or interpretation.

     (d) Shares Subject to the Plan. Subject to adjustment under the provisions of Section 14 - "Effect of Change in Stock Subject to Plan" - of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is Two Hundred Seventy Five Thousand (275,000). Such shares may be authorized but unissued shares of Stock of the Company, or issued shares of Stock reacquired by the Company, or shares purchased in the open market expressly for use under the Plan. If for any reason any shares of Stock as to which an Option has been granted cease to be subject to purchase thereunder, then (unless the Plan shall have been terminated) such shares shall become available for subsequent awards under this Plan in the discretion of the Board. The Company shall, at all times while the Plan is in force, reserve such number of common shares as will be sufficient to satisfy the requirements of all outstanding Options granted under the Plan.

     (e) Eligibility; Factors to be Considered in Granting Options.

          i) Incentive Stock Options may be granted to any regular full-time employee (including officers and directors) of either the Company or any Affiliate of the Company.

          ii) Non-qualified Stock Options may be granted to: (i) any regular full-time employee (including officers and directors) of either the Company or any Affiliate of the Company; and (ii) any non-employee consultant of the Company, provided that bona fide services shall be rendered by such consultants and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

          iii) In determining to whom options shall be granted and the number of shares of Stock to be covered by each Option, the Board shall take into account the nature of the participants' duties, their present and potential contributions to the success of the Company, and such other factors as it shall deem relevant in connection with accomplishing the purposes of the Plan. The Board shall also determine the time(s) of grant, the type and term of Option granted, and the time(s) of exercise, in whole or part. A Participant who has been granted an Option under the Plan may be granted new Options, which may be in addition to prior Options granted under the Plan or may be in exchange for the surrender and cancellation of prior Options having a higher or lower option price and containing such other terms as the Board may deem appropriate.

     (f) Terms and Conditions of Options.

          i) General. Options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by agreements ("Option Agreements") in such form as the Board from time to time shall approve. Such Option Agreements shall comply with and be subject to the following general terms and conditions, and shall also comply with and be subject to the provisions of Section 7 relating to Incentive Stock Options or Section 8 relating to Non-qualified Stock Options, as applicable, as well as such other terms and conditions as set forth in this Plan and as the Board may deem desirable, not inconsistent with the Plan.

          ii) Employment Agreement. The Committee may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, and/or to render services to, the Company for a period of time (specified in the Option Agreement) following the date the Option is granted. No such Option Agreement shall impose upon the Company any obligation to employ and/or retain the Participant for any period of time.

          iii) Manner of Exercise. A Participant may exercise an Option by giving written notice of such exercise to the Company at its principal office, attention to the Secretary, and paying the Option Price either (i) in cash in full at the time of exercise, or (ii) in the discretion of the Board:

          (A) by delivery of other previously outstanding common stock of the Company,

          (B) by an approved deferred payment schedule or other arrangement, which arrangement shall be contained in writing in the Option Agreement, in which event an interest rate will be stated which is not less than the rate then specified which will prevent any imputation of higher interest under Section 483 of the Code, or

          (C) any other form of legal consideration acceptable to the Committee at the time of grant or exercise.

          iv) Time of Exercise. Promptly after the exercise of an Option and the payment of the Option Price, either in full or pursuant to the approved payment schedule, the Participant shall be entitled to the issuance of a stock certificate evidencing ownership of the appropriate number of shares of Stock. A Participant shall have none of the rights of a shareholder until shares are issued to him/her, and no adjustment will be made for dividends or other rights for which the record date has occurred prior to the date such stock certificate is issued.

          v) Number of Shares. Each Option shall state the total number of shares of Stock to which it pertains.

          vi) Option Period, Vesting, and Limitations on Exercise. The Board may, in its discretion, provide that an Option may not be exercised in whole or part for any period(s) of time specified in the Option Agreement.

     (g) Incentive Stock Options. The Board may grant Incentive Stock Options ("ISOs") which meet the requirements of Section 422 of the Code, as amended from time to time.

          i) ISOs may be granted only to employees of the Company or its Affiliates.

          ii) Each ISO granted under the Plan must be granted within 10 years from the date the Plan is adopted or is approved by the shareholders of the Company, whichever is earlier.

          iii) The purchase price shall not be less than the Fair Market Value of the common shares at the time of grant, except that the purchase price shall be 110% of the Fair Market Value at such time in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates at the time of grant.

          iv) No ISO granted under the Plan shall be exercisable more than 10 years from the date of grant, except that in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates at the time of grant, no ISO shall be exercisable more than five years from the date of grant.

          v) To the extent that the aggregate Fair Market Value of Stock (determined at the time of grant) with respect to which ISOs are exercisable for the first time by any individual during any calendar year under all plans of the Company and its subsidiaries exceeds $100,000, such Options shall be treated as non-qualified stock Options, but only to the extent of such excess. Should it be determined that an entire Option or any portion thereof does not qualify for treatment as an ISO by reason of exceeding such maximum, or for any other reason, such Option or portion shall be considered a non-qualified stock Option.

     (h) Non-qualified Stock Options. The Board may grant Non-qualified Stock Options ("NSOs") under the Plan in addition to or in lieu of Incentive Stock Options. NSOs are not intended to meet the requirements of Section 422 of the Code, and shall be subject to the following terms and conditions:

          i) NSOs may be granted to any eligible Participant.

          ii) The purchase price of the shares shall be determined by the Board in its absolute discretion, but in no event shall such purchase price be less than 85% of the Fair Market Value of the shares at the time of grant. In the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates at the time of grant, the price shall be 110% of the Fair Market Value, determined at the time of grant.

          iii) NSOs shall not be exercisable more than ten years from the date of grant.

     (i) Transferability. Options granted under this Plan shall not be transferable other than by will or by the laws of descent and distribution, and during a Participant's life shall be exercisable only by such Participant. Options granted under this Plan shall not be subject to execution, attachment or other process. In the event of (i) any attempt by a Participant to alienate, assign, pledge, hypothecate or otherwise dispose of an Option granted pursuant to the Plan, except as provided for herein; or (ii) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Participant and it shall thereupon become null and void.

     (j) Termination of Employment. Options held by employees, including directors, shall terminate three months after termination of employment with the Company or Affiliate, unless:

          i) If termination is due to employee's permanent and total disability within the meaning of Section 22(e)(3) of the Code, the Option may be exercised at any time within one year following termination.

          ii) The Option Agreement by its terms specifies whether it shall terminate later than three (3) months after termination of employment. If the Option may be exercised later than three months following termination, any portion exercised beyond three months shall be a non-qualified stock option. This paragraph shall not be construed to extend the term of any Option nor to permit anyone to exercise the Option after expiration of its term.

          iii) Options granted under this Plan shall not be affected by any change of duties or position of the Participant so long as Participant continues to be a regular, full-time employee of the Company. Any Option, or any rules and regulations relating to the Plan, may contain such provisions as the Board shall approve with reference to the determination of the date employment terminates. Nothing in the Plan or in any Option granted pursuant to the Plan shall confer upon any Participant any right to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate such employment at its will at any time.

          iv) Notwithstanding any other provisions set forth in this Section 10 or in the Plan, if the Participant shall: (i) commit any act of malfeasance or wrongdoing affecting the Company or any Affiliate; (ii) breach any covenant not to compete, or employment contract, with the Company or any Affiliate; or (iii) engage in any conduct that would warrant the Participant's discharge for cause (excluding general dissatisfaction with the performance of the Participant's duties, but including any act of disloyalty or any conduct clearly tending to bring discredit upon the Company or any Affiliate), any unexercised portion of the Option shall immediately terminate and be void. (k) Rights in the Event of Death. If an employee dies during the term of this Option, his/her legal representative or representatives, or the person or persons entitled to do so under the employee's last will and testament or under applicable intestate laws, shall have the right to exercise this Option, but only for the number of shares as to which the employee was entitled to exercise this Option on the date of his death, and such right shall expire and this Option shall terminate twelve (12) months after the date of Grantee's death or on the expiration date of this Option, whichever date is sooner. In all other respects, this option shall terminate upon such death.

     (l) Leaves of Absence. For purposes of the Plan, an employee on approved leave of absence from the Company shall be considered as currently employed for 90 days following beginning the leave or for so long as his/her right to reemployment is guaranteed by statute or contract, whichever is longer.

     (m) Effect of Change in Stock Subject to Plan. In the event that outstanding common shares are hereafter changed by reason of reorganization, consolidation, recapitalization, reclassification, stock split, combination of shares, stock dividends and the like, the Board shall make adjustments as it deems appropriate in the number and/or kind of shares or securities for which Options may thereafter be granted under the Plan and for which Options then outstanding under this Plan may thereafter be exercised. Any such adjustment in outstanding Options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Options. Such adjustments shall be made by or under authority of the Company's Board whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     (n) Corporate Reorganizations. Following the merger of one or more corporations into the Company, or any consolidation of the Company and one or more corporations in which the Company is the surviving corporation, the exercise of Options under this Plan shall apply to the surviving corporation.

        Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to Options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all of the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by another corporation or person, the Plan shall terminate, and all Options theretofore granted hereunder shall terminate, unless provision be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of Options theretofore granted, or the substitution for such Options of Options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised Options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of Options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination, as the Company shall designate, to exercise the unexercised portions of their Options, including the portions thereof which would, but for this paragraph entitled "Corporate Reorganizations," not yet be exercisable.

     (o) Agreement and Representation of Employees.

          i) Acquiring Stock for Investment Purposes. As a condition to the exercise of any Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of Company's counsel, such representation is required or desirable under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

          ii) Withholding. With respect to the exercise of any Option granted under this Plan, each Participant shall fully and completely consent to whatever the Board directs to satisfy the federal and state tax withholding requirements, if any, which the Board in its discretion deems applicable to such exercise.
iii) Delivery. The Company is not obligated to deliver any common shares until there has been qualification under or compliance with all state or federal laws, rules and regulations deemed appropriate by the Company. The Company will use all reasonable efforts to obtain such qualification and compliance.

     (p) Financial Assistance. The Company is vested with authority under the Plan to assist, within the Company's discretion, any employee to whom an Option is granted hereunder (including any director or officer of the Company or any of its Affiliates who is also an employee) in the payment of the purchase price payable on exercise of that Option by lending the amount of such purchase price to such employee on such terms and at such rates of interest and upon such security (or unsecured) as shall have been authorized by or under authority of the Board.

     (q) Amendment and Termination of Plan. The Board, by resolution, may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted; provided however, that any amendment that would:
(i) materially increase the benefits accruing to Participants; or (ii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to shareholder approval within 12 months before or after adoption. It is expressly contemplated that the Board may amend the Plan in any respect necessary to provide employees with the maximum benefits available under and/or to satisfy the requirements of or amendments to Section 422 of the Code.

          No termination, modification or amendment of the Plan may however, alter or impair the rights conferred by an Option previously granted in any respect that is adverse to the Participant without the consent of the Participant to whom the Option was previously granted.

          Unless sooner terminated, the Plan shall remain in effect for a period of ten years from the date of the Plan's adoption by the Board.

     (r) Use of Proceeds. The proceeds from the sale of shares pursuant to Options granted under the Plan shall constitute general funds of the Company.

     (s) Effective  Date of Plan.  The  Effective  Date of the Plan is March 15,
1996, the date it was adopted by the Board. The Effective Date of this restatement and amendment is February 11, 1999.

     (t) Indemnification of Committee. In addition to such other rights of indemnification as they may have and subject to limitations of applicable law, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid to them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, the Board or Committee member or members shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such Committee member or members undertake to defend the same on their own behalf.

     (u) Information Requirements. The Company shall provide each Participant with annual financial statements.

     (v) Governing Law. The Plan shall be governed by, and all questions arising hereunder, shall be determined in accordance with the laws of State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.


Date of Board Adoption: April 15, 1996

Date of Shareholder Approval: October 30, 1996

Date of Board Adoption of Restatement and Amendment: February 11, 1999